Exhibit 10.6

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$7,500,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of June 8, 2018

among

TAKEDA PHARMACEUTICAL COMPANY LIMITED,

as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A., SUMITOMO MITSUI BANKING CORPORATION, MUFG

BANK, LTD. and MIZUHO BANK, LTD,

as Lead Arrangers and Bookrunners

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i

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ii

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SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Compliance Certificate

iii

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TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement (this “Agreement”) dated as of June 8, 2018 is among Takeda Pharmaceutical Company Limited, a joint-stock company organized and existing under the laws of Japan (the “Borrower”), the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as defined below) for the Lenders.

RECITALS

WHEREAS, the Borrower intends to directly or indirectly acquire (the “Target Acquisition”) pursuant to the Offer Documents or Scheme Documents, as applicable (each as defined below) all of the outstanding shares of the Target which are subject to the Scheme or Takeover Offer (as the case may be), which acquisition will be effected pursuant to a Scheme or a Takeover Offer (each as defined below).

WHEREAS, in connection with the Target Acquisition, the Borrower has requested that the Lenders extend credit to the Borrower in the form of term loans in an aggregate principal amount not to exceed $7,500,000,000 with the proceeds to be applied towards the Certain Funds Purposes (as defined below).

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances (as set out in the Offer Press Announcement.

“Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Parent or any Subsidiary after the Effective Date of (i) at least a majority of the assets of (or at least a majority of the assets constituting a business unit, division, product line or line of business of) any Person, or (ii) at least the majority of the Equity Interests in a Person or division or line of business of a Person.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder, together with any successor thereto appointed pursuant to Article VII, the “Administrative Agent”.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule II, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means an advance by a Lender pursuant to its Commitment to the Borrower as part of a Borrowing.

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agents” means, collectively, the Administrative Agent and the Arrangers.

“Agreed Currencies” means (i) Dollars and (ii) Euros.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, the amount, if any, that would be payable to any counterparty thereunder in respect of the “agreement value” under such Hedge Agreement if such Hedge Agreement were terminated on such date, calculated as provided in the International Swap Dealers Association, Inc. Code of Standard Wording, Assumptions and Provisions for Swaps, 1986 Edition.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Social Conduct” means (i) a demand and conduct with force and arms; (ii) an unreasonable demand and conduct having no legal cause; (iii) threatening or committing violent behavior relating to its business transactions; (iv) an action to defame the reputation or interfere with the business of any Lender by spreading rumor, using fraudulent means or resorting to force; or (v) other actions similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Group” means (i) an organized crime group (as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended)); (ii) a member of an organized crime group; (iii) a person who used to be a member of an organized crime group but has only ceased to be a member of an organized crime group for a period of less than 5 years; (iv) quasi-member of an organized crime group; (v) a related or associated company of an organized crime group; (vi) a corporate racketeer or blackmailer advocating social cause or a special intelligence organized crime group; or (vii) a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Relationship” means in relation a Person, (i) an Anti-Social Group controls its management; (ii) an Anti-Social Group is substantively involved in its management; (iii) it has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party; (iv) it is involved in the provision of funds or other benefits to an Anti-Social Group; or (v) any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group.

“Applicable Creditor” has the meaning set forth in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

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“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Margin for Advances denominated in Dollars	Applicable Margin for Advances denominated in Euros
Level 1:	A+/A1 or above	0.750%	0.750%
Level 2:	Less than Level 1 but at least A/A2	0.875%	0.875%
Level 3:	Less than Level 2 but at least A-/A3	1.00%	1.00%
Level 4:	Less than Level 3 but at least BBB+/Baa1	1.125%	1.125%
Level 5:	Less than Level 4 but at least BBB/Baa2	1.25%	1.25%
Level 6:	Less than Level 5	1.50%	1.50%

“Applicable Percentage” means, in the case of the commitment fee paid pursuant to Section 2.04(a), as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1:	A+/A1 or above	0.070%
Level 2:	Less than Level 1 but at least A/A2	0.080%
Level 3:	Less than Level 2 but at least A-/A3	0.090%
Level 4:	Less than Level 3 but at least BBB+/Baa1	0.100%
Level 5:	Less than Level 4 but at least BBB/Baa2	0.125%
Level 6:	Less than Level 5	0.175%

“Arrangers” means JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd and Mizuho Bank, Ltd.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto (or such other form as is agreed upon by the Borrower and the Administrative Agent).

“Availability Period” means the period starting on the Closing Date and ending on the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

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“Borrower” has the meaning set forth in the recitals of this Agreement.

“Borrower Materials” has the meaning specified in Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Borrowing Minimum” means $50,000,000 (or for any Borrowing in Euros, €50,000,000).

“Borrowing Multiple” means $5,000,000 (or for any Borrowing in Euros, €5,000,000).

“Bridge Credit Agreement” has the meaning specified in the definition of “Bridge Facility”.

“Bridge Facility” means the commitments and any advances made under the 364-Day Bridge Credit Agreement, dated as of May 8, 2018 (the “Bridge Credit Agreement”), among Takeda Pharmaceutical Company Limited, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Bridge Facility Effective Date” means May 8, 2018.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, Tokyo or London and any day on which dealings in the applicable Agreed Currency are conducted by and between banks in the London interbank eurocurrency market (and, if the Borrowings which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro).

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certain Funds Default” means an Event of Default arising from any of the following (other than in respect of any Subsidiary of the Borrower, the Target or any Subsidiary of the Target, or a breach of a procurement obligation with respect to any Subsidiary of the Borrower, the Target or any Subsidiary of the Target):

(i)	Section 6.01(a) (in so far as it relates to payment of principal and/or interest or payment of fees pursuant to paragraphs 1(i) and (ii) of the Fee Letter only);

(ii)	Section 6.01(b) as it relates to a Certain Funds Representation;

(iii)

Section 6.01(c) as it relates to the failure to perform any of the following covenants: (A) Sections 5.01(d)(i) or (j) (other than paragraph (ix), (x) and (xii) thereof) or (B) Sections 5.02(a), (b) or (d);

(iv)

Section 6.01(e) in relation to the Borrower, but excluding, in relation to involuntary proceedings referenced therein, any Event of Default caused by a frivolous or vexatious action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or

(v)	Section 6.01(i).

“Certain Funds Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date on which a Mandatory Cancellation Event occurs, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists or (ii) if the Borrower has served written notice to the Administrative Agent in accordance with the definition of Commitment Termination Date to extend the Commitment Termination Date to the date that is 60 days after the Closing Date so that up to $2,100,000,000 Commitments remain outstanding until such date, the date that is 60 days after the Closing Date.

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“Certain Funds Purposes” means:

(i)	where the Target Acquisition proceeds by way of a Scheme:

(a)	payment (directly or indirectly) of the cash price payable by the Borrower to the holders of the Scheme Shares in consideration of the acquisition of such Scheme Shares pursuant to the Scheme;

(b)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;

(c)	financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(d)	repayment of certain Existing Target Indebtedness (which the Borrower may from time to time elect); or

(ii)	where the Target Acquisition proceeds by way of a Takeover Offer:

(a)

payment (directly or indirectly) of all or part of the cash price payable by the Borrower to the holders of the Target Shares subject to the Takeover Offer in consideration of the acquisition of such Target Shares pursuant to the Takeover Offer;

(b)

payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the operation by Borrower of the procedures contained in Articles 117 and 121 of the Jersey Companies Law;

(c)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;

(d)	financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(e)	repayment of certain Existing Target Indebtedness (which the Borrower may from time to time elect).

“Certain Funds Representations” means each of the following: (1) Sections 4.01(a), (b)(i), (b)(ii) and (b)(iii); (2) Section 4.01(c) and (d); (3) Section 4.01(q); and (4) Section 4.01(t), (u)(ii) and (v) (but only to the extent they relate to the then current actual method of the Target Acquisition), in each case only insofar as it relates to the Borrower (excluding, for the avoidance of doubt, any Subsidiary of the Borrower, Target or any Subsidiary of Target).

“Charges” has the meaning specified in Section 9.19.

“City Code” means the City Code on Takeovers and Mergers applicable, inter alia, to takeovers of listed companies in the United Kingdom and to Jersey listed companies pursuant to the Companies (Takeovers and Mergers Panel) (Jersey) Law 2009.

“Clean-up Date” has the meaning set forth in Section 6.01.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(a), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Commitment is (a) the amount set forth in the column labeled “Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Commitments is $7,500,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

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“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists; provided that, if the Closing Date has occurred prior to the date described in this clause (a), up to $2,100,000,000 of Commitments shall remain outstanding until the date that is 60 days after the Closing Date if so elected by the Borrower by written notice to the Administrative Agent prior to the Closing Date and (b) the date on which the Commitments are terminated in full in accordance with Section 2.05 or, subject to Section 3.04, Section 6.01.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net profit of the Consolidated Group for such period determined in accordance with IFRS plus the following, to the extent deducted in calculating such Consolidated net profit: (a) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital or similar measures payable by the Consolidated Group in each case, as set forth on the financial statements of the Consolidated Group, (b) share of loss of investments accounted for using the equity method, (c) Consolidated Interest Expense and dividend expense, (d) any losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (e) any extraordinary, unusual, nonrecurring or non-cash impairments, charges, expenses or losses (including impairments, charges, fees, expenses and losses incurred in connection with the Transactions or any issuance of Debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, purchase accounting effects, derivatives transactions and other finance expenses and other operating expenses), (f) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, (g) any foreign currency exchange losses, (h) losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and losses from discontinued operations and (i) depreciation and amortization expense and minus, to the extent included in calculating such Consolidated net profit for such period, the sum of (i) share of profit of investments accounted for using the equity method, (ii) interest and dividend income, (iii) any gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any extraordinary, unusual, nonrecurring or non-cash income (including other finance income ), (v) gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and gains from discontinued operations (without duplication of any amounts added back in clause (a) of this definition) and (vi) any foreign currency exchange gains, all as determined on a Consolidated basis. Consolidated EBITDA will be calculated on a pro forma basis as if the Transactions and any related incurrence or repayment of Debt by any member of the Consolidated Group had occurred on the first day of the relevant period, but shall not take into account any cost savings or synergies projected to be realized as a result of such acquisition or disposition other than cost savings or cost synergies that are factually supportable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or cost synergies, in each case, that have been realized, or are reasonably expected to be realized, by any member of the Consolidated Group based upon actions to be taken within 12 months after the consummation of the action as if such cost savings, expense reductions, improvements and cost synergies occurred on the first day of the relevant period; provided that the aggregate amount of such cost savings and cost synergies, together with any cost savings and cost synergies included in the calculation of Consolidated EBITDA pursuant to the immediately succeeding sentence, shall not exceed, for any such fiscal period, ten percent (10%) of Consolidated EBITDA for such period (as calculated without giving effect this sentence or the immediately succeeding sentence). In addition, in the event that any member of the Consolidated Group acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, but shall not take into account any cost savings or synergies projected to be realized as a result of

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such acquisition or disposition other than cost savings or cost synergies that are factually supportable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or cost synergies, in each case, that have been realized, or are reasonably expected to be realized, by any member of the Consolidated Group based upon actions to be taken within 12 months after the consummation of the action as if such cost savings, expense reductions, improvements and cost synergies occurred on the first day of the relevant period; provided that the aggregate amount of such cost savings and cost synergies, together with any cost savings and cost synergies included in the calculation of Consolidated EBITDA pursuant to the immediately preceding sentence, shall not exceed, for any such fiscal period, ten percent (10%) of Consolidated EBITDA for such period (as calculated without giving effect this sentence or the immediately preceding sentence).

“Consolidated Group” means, prior to the consummation of the Target Acquisition, the Borrower and its Subsidiaries (excluding the Target and its Subsidiaries) and thereafter, the Borrower and its Subsidiaries (including the Target and its Subsidiaries).

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Consolidated Group on a Consolidated basis determined in accordance with IFRS, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements; provided that if any member of the Consolidated Group acquired or disposed of any Person or line of business during the relevant period (including for the avoidance of doubt the Transactions), Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition or disposition as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the Consolidated balance sheet of the Consolidated Group most recently furnished to the Lenders pursuant to Section 5.01(i)(ii) prior to the time as of which Consolidated Net Assets shall be determined.

“Consolidated Net Debt” means, as of any date of determination, the aggregate amount of Borrowed Debt of the Consolidated Group determined on a Consolidated basis as of such date, minus all unrestricted cash and cash equivalents of the Consolidated Group.

“Consolidated Tangible Assets” means, as of any date of determination thereof, Consolidated Total Assets minus, without duplication, (x) the Intangible Assets of the Consolidated Group and (y) goodwill of the Consolidated Group, in each case on such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Consolidated Group calculated in accordance with IFRS on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion”, “Convert”, or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.12.

“Cost of Funds Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Cost of Funds Rate” means the weighted average of the rates notified to the Administrative Agent by each Lender as soon as practicable and in any event not later than 10:00 A.M. (Tokyo time) one Business Day prior to the first day of the Interest Period applicable to a Cost of Funds Advance (or, if earlier, 10:00 A.M. (Tokyo time) in the date falling one Business Day before the date on which interest is due to be

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paid in respect of such Advance), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its Advance from whatever source it may reasonably select; provided that if any Lender does not supply a quotation by the time specified in this definition, the Cost of Funds Rate shall be calculated on the basis of the quotations of the other Lenders that have so supplied a quotation.

“Court” means the Royal Court of Jersey.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened by order of the Court under Article 125(1) of the Jersey Companies Law for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the Act of Court sanctioning the Scheme under Article 125(2) of the Jersey Companies Law.

“Credit Party” means the Administrative Agent or any Lender.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with IFRS (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the amount of such Debt will be the lesser of (x) the fair market value of such asset at such date of determination and (y) the amount of such other Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on

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such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Letter” means that certain Disclosure Letter dated as of the Effective Date from the Borrower to the Arrangers.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, calculated on the basis of the Exchange Rate pursuant to Section 1.06 using the Exchange Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.06.

“Dollars” and the “$” sign each means lawful currency of the United States.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.01).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as

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such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); and (e) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that no Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute; law (including common law); ordinance; rule; regulation; code; final and binding court order, judgment, decree or judicial or agency interpretation, policy or guidance; or agency order relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means:

(a)  (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Single Employer Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Single Employer Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days unless the 30-day notice requirement has been waived by the PBGC;

(b)  the application for a minimum funding waiver with respect to a Single Employer Plan;

(c)  the termination of or provision of a notice of intent to terminate any Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) or otherwise so as to incur liability of the Borrower or any ERISA Affiliate under Title IV of ERISA (other than premiums due to the PBGC);

(d)  the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

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(e)  the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)  the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)  the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of a Plan, or the appointment of a trustee to administer a Single Employer Plan or Multiple Employer Plan.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board, as in effect from time to time.

“Eurocurrency Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time on the Quotation Day for such Agreed Currency and Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided further that if no Screen Rate is available for the applicable currency, the Eurocurrency Rate shall be the Reference Bank Rate.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Eurocurrency Liabilities. Eurocurrency Rate Advances shall be deemed to be subject to such reserve, liquid asset, fee or similar

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requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Eurocurrency Liabilities. The Eurocurrency Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Euro Equivalent” means, at any time, (a) with respect to any amount denominated in Euros, such amount, and (b) with respect to any amount in any currency other than Euros, the equivalent in Euros of such amount, calculated on the basis of the Exchange Rate pursuant to Section 1.06 using the Exchange Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.06.

“Euro Sublimit” means the Euro Equivalent of $3,500,000,000.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent or Euro Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Euros, as applicable, at the time of determination on such day as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (and applying the Currency Converter set forth on such webpage), or as displayed on such other information service which publishes that rate of exchange from time to time in place of Bloomberg. In the event that such rate is not displayed by Bloomberg on the webpage specified in the immediately preceding sentence, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Euros or Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method, in consultation with the Borrower, it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Target Indebtedness” means indebtedness of the Target existing on the Closing Date.

“FATCA” means (a) Sections 1471 to 1474 of the Code or any associated regulations, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“Fee Letter” means that certain Senior Unsecured Permanent Term Loan Facility Fee Letter, dated as of May 8, 2018, by and among the Borrower and JPMorgan Chase Bank, N.A.

“FIEA” means the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended).

“Foreign Exchange Act” means the Foreign Exchange and Foreign Trade Act of Japan (Law No. 59 of 2009, as amended).

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“General Meeting” means the extraordinary general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

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“Governmental Authority” means the government of Japan, the United States of America, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or for which liability may be imposed, under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the Effective Date.

“Impacted Interest Period” has the meaning provided in the definition of “Eurocurrency Rate”.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Initial Lender” has the meaning specified in the definition of “Lenders”.

“Intangible Assets” means the aggregate amount, for the Consolidated Group on a consolidated basis, of all assets classified as intangible assets under IFRS, including, without limitation, customer lists, acquired technology, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Interest Period” means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, with respect to any Borrowing made less than one month prior to the Maturity Date, the period commencing on the date of such Borrowing and ending on the Maturity Date (subject to availability)), as the Borrower may, upon written notice received by the Administrative Agent not later than 9:00 A.M. (Tokyo time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(h)  the Borrower may not select any Interest Period that ends after the Maturity Date;

(i)   Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration (it being understood that the Borrower shall be permitted to make multiple Borrowings consisting of Eurocurrency Rate Advances on the same date, each of which may be of different durations);

(j)   whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(k)  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

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“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Jersey Companies Law” means the Companies (Jersey) Law 1991.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof (each, an “Initial Lender”) and (b) each Eligible Assignee that shall become a party hereto pursuant to Section 9.07(a), (b) and (c). Each Lender shall have a license required to engage in the business of lending money in Japan.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement and any amendments, notes or notices entered into in connection herewith.

“Long Stop Date” means the date falling 12 months after the Bridge Facility Effective Date; provided that such date may be extended if and to the extent that (i) any condition in paragraphs 4(c) to (j) in Part A of Appendix 1 to the Original Scheme Press Release (or the equivalent provision in any Offer Press Announcement) has not been satisfied by the date falling 12 months after the Bridge Facility Effective Date; (ii) the Long Stop Date (as defined in the Original Scheme Press Release) has also been extended (with the Target having consented, to the extent required, to any such extension) and (iii) such date shall not be extended beyond the date falling 15 months after the Bridge Facility Effective Date.

“Losses” has the meaning specified in Section 9.04(b).

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(i)	where the Target Acquisition proceeds by way of a Scheme:

(a) the Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved in accordance with Article 125(2) of the Jersey Companies Law by the requisite majority of the Scheme Shareholders at such Court Meeting;

(b) the General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of Target at such General Meeting;

(c) an application for the issuance of the Court Order is made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(d) either the Scheme lapses or it is withdrawn with the consent of the Panel or by order of the Court; or

(e) the date which is 15 days after the Scheme Effective Date;

unless, in respect of paragraphs (a) to (d) inclusive above, for the purpose of switching from a Scheme to a Takeover Offer, within 5 Business Days of such event the Borrower has notified the Administrative Agent that the Borrower intends to issue, and then within 10 Business Days after delivery of such notice the Borrower does issue, an Offer Press Announcement and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred);

(ii)	where the Target Acquisition proceeds by way of a Takeover Offer:

(a) such Takeover Offer lapses, terminates or is withdrawn unless, for the purpose of switching from a Takeover Offer to a Scheme, within 5 Business Days of such event the Borrower has notified

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the Administrative Agent that the Borrower intends to issue, and then within 10 Business Days after delivery of such notice the Borrower does issue, a Scheme Press Release and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred); or

(b) the date which is six weeks after the date (or to the extent necessary to address a minority shareholder’s application to Court in protest thereof and written notice is provided to the Administrative Agent on or prior to the end of such initial six week period, twelve weeks after the date) that the Borrower serves notice under Article 117 of the Jersey Companies Law to buy out minority shareholders;

(iii)	the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(iv)	the date which is 15 days after the Long Stop Date.

“Margin Stock” has the meaning provided in Regulation U.

“Maximum Rate” has the meaning specified in Section 9.19.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Borrower or the Consolidated Group taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Borrower to perform its or their payment obligations under this Agreement.

“Maturity Date” means the date that is five years following the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 9.01(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notice” has the meaning specified in Section 9.02(d).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means a press announcement released by or on behalf of the Borrower in accordance with Rule 2.7 of the City Code announcing that the Target Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Original Scheme Press Release” means the Scheme Press Release released by the Borrower on May 8, 2018.

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“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Panel” means the Panel on Takeovers and Mergers.

“Participant Register” has the meaning specified in Section 9.07(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 5.01(i).

“Pro Forma Financials” has the meaning provided in Section 3.02(g).

“Projections” means any projections and any forward looking statements (including statements with respect to booked business) of the Consolidated Group furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date and subject to the provisions of the next succeeding sentence, the lowest rating that has been most recently announced by each of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing: (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be set in accordance with Level 6 under the definition of Applicable Percentage or Applicable Margin, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Applicable Margin shall be based upon the higher of such ratings, except that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Applicable Margin shall be based upon the level immediately above the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

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“Public Lender” has the meaning set forth in Section 5.01.

“Quotation Day” means with respect to the applicable currency for any Interest Period, (i) if the currency is Euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period and (iii) for any other currency, two Business Days prior to the first day of such Interest Period, unless market practice differs in the London interbank market for the applicable currency, in which case the Quotation Day shall be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day shall be the last of those days.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Advances in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Administrative Agent (and agreed by such bank) in consultation with the Borrower.

“Register” has the meaning specified in Section 9.07(d).

“Registrar” means the Registrar of Companies for Jersey.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Repayment Date” means each of (i) the date falling 15 months after the Closing Date and (ii) the last day of each three-month period thereafter.

“Required Lenders” means, at any time, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning provided in Section 7.06(a).

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Head of Corporate Law, Japan Legal and the General Counsel of the Borrower (or other executive officer of the Borrower performing similar functions) or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement.

“Restricted Margin Stock” means Margin Stock owned by the Consolidated Group the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 25% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Consolidated Group (excluding any Margin Stock) that is subject to the provisions of Section 5.02(a) or (b).

“S&P” means Standard & Poor’s Financial Services LLC (or any successor thereof).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Ministry of Finance of Japan,

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the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any relevant and applicable European Union member state or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Japanese government, including those imposed under the Foreign Exchange Act and the Import Trade Control Order of Japan (Cabinet Order No. 414 of 1949, as amended) or (c) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any relevant and applicable European Union member state or other relevant sanctions authority.

“Scheme” means a scheme of arrangement to be effected under Article 125 of the Jersey Companies Law between Target and the Scheme Shareholders pursuant to which the Borrower will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of Target to the Scheme Shareholders setting out the terms and conditions of and an explanatory statement in relation to the Scheme, stating the recommendation of the Target Acquisition and the Scheme to the Scheme Shareholders by the board of directors of Target and setting out the notices of the Court Meeting and the General Meeting as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Scheme Documents” means, collectively (a) the Scheme Press Release, (b) the Scheme Circular, (c) the Scheme Resolutions and (d) any other document issued by or on behalf of Target to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” by the Administrative Agent and the Borrower.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of Target to the Registrar in accordance with Article 125(3) of the Jersey Companies Law.

“Scheme Press Release” means a press announcement released by the Borrower in accordance with Rule 2.7 of the City Code announcing that the Target Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.

“Scheme Resolutions” means the resolutions of the shareholders of Target which are required to implement the Scheme and which are referred to and substantially in the form set out in the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.

“Screen Rate” has the meaning set forth in the definition of “Eurocurrency Rate”.

“Service of Process Agent” means CT Corporation Systems, 111 Eighth Avenue, 13th Floor, New York, New York 10011.

“Significant Subsidiary” means any Subsidiary of the Borrower that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

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“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Takeover Offer” means a “takeover offer” within the meaning of Article 116(1) of the Jersey Companies Law proposed to be made by the Borrower to acquire (directly or indirectly) Target Shares, substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of the Borrower and dispatched to shareholders of Target in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer reflecting the Offer Press Announcement in all material respects as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Target” means Shire plc.

“Target Acquisition” means the direct or indirect acquisition, pursuant to the Offer Documents or Scheme Documents, as applicable, of the Target Shares, which acquisition will be effected pursuant to a Scheme or Takeover Offer.

“Target Shares” means all of the issued and to be issued ordinary shares in the capital of the Target (including any issued pursuant to the exercise of any options or awards or other instruments convertible into or exchangeable for shares of the Target).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the Target Acquisition, the entry into this Agreement and the transactions contemplated hereby, the borrowings by the Borrower under the Commitments, and in each case, related fees costs and expenses.

“Type” refers to a Cost of Funds Rate Advance or a Eurocurrency Rate Advance.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Margin Stock” means any Margin Stock owned by the Consolidated Group which is not Restricted Margin Stock.

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“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.

SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, as in effect from time to time. If at any time any change in IFRS would affect the calculation of any covenant set forth herein and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with IFRS prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in IFRS. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under applicable accounting standards to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value” or similar term and (ii) any treatment of Debt in respect of convertible debt instruments under applicable accounting standards to value any such Debt in a reduced or bifurcated manner, and such Debt shall at all times be valued at the full stated principal amount thereof.

SECTION 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

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SECTION 1.05 Jersey Terms. In each Loan Document, where it relates to a person incorporated or formed or having its centre of main interests in Jersey, a reference to:

(a)

a winding up, administration or dissolution includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), any procedure or process referred to in Part 21 of the Jersey Companies Law, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings; or

(b)

a receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, autorisés or any other person performing the same function of each of the foregoing.

SECTION 1.06 Currency Translations.

(a) The Administrative Agent shall determine the Dollar Equivalent of each Advance denominated in Euros as of the date of the making of any Advance using the Exchange Rate for such currency in relation to Dollars in effect at 11:00 A.M. (Tokyo time) on the date that is three Business Days prior to such calculation date and such amount shall be used in calculating any applicable fees payable hereunder, the amount the applicable Commitments are reduced upon such Advance and other amounts to which the Dollar Equivalent applies pursuant to the terms hereof.

(b) For purposes of (i) determining the amount of Borrowed Debt incurred, outstanding or proposed to be incurred or outstanding under Section 5.02(e), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 5.02(a) or (iii) determining the amount of Debt, the net assets of a Person or judgments outstanding under Section 6.01(d), (e) or (f), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate on the applicable date; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 5.02(a) or (e) being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Debt or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under such Sections.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth to make Advances denominated in Dollars and/or Euros to the Borrower from time to time on any Business Day during the Availability Period in an amount not to exceed such Lender’s outstanding Commitment immediately prior to the making of the Advance; provided that no Lender shall be obligated to make Advances denominated in Euros if, after giving effect to such proposed Advance, the aggregate amount of Advances denominated in Euros made hereunder would exceed the Euro Sublimit. Each Borrowing shall be in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall initially consist of Eurocurrency Rate Advances made on the same day by the Lenders ratably according to their respective relevant Commitments. Upon the making of any Advance by a Lender such Lender’s relevant Commitment will be permanently reduced by the Dollar Equivalent of the aggregate principal amount of such Advance. The Borrower may prepay Advances pursuant to Section  2.10, provided that Advances may not be reborrowed once repaid.

SECTION 2.02 Making the Advances. (a) Each Borrowing shall be made on notice by the Borrower, given not later than 9:00 A.M. (Tokyo time) on the third Business Day prior to the date of the proposed

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Borrowing, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) whether such Borrowing is to be denominated in Dollars or Euros (provided that if the Borrower fails to specify a currency in any Notice of Borrowing, then the Advances so requested shall be made in Dollars, it being understood that Dollars shall be the base currency for this Agreement), (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Eurocurrency Rate Advances, and (v) account or accounts in which the proceeds of the Borrowing should be credited. Each Lender shall, before 11:00 A.M. (Tokyo time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing. Notwithstanding anything to the contrary herein, there shall not be more than ten separate Borrowings of Advances.

(b) Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Cost of Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this

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Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance (and in the case of an Affiliate, the provisions of Sections 2.08, 2.11 and 2.14 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

SECTION 2.03 [Reserved].

SECTION 2.04 Fees. (a) Commitment Fee. As part of the consideration for each Lender’s Commitment hereunder, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable commitment fee from (and excluding) the Effective Date and from time to time through and including the date of termination of the Commitments in full, at a rate per annum (x) equal to 0.10% until the receipt of a Public Debt Rating (after giving effect to the Target Acquisition) and (y) thereafter, equal to the Applicable Percentage per annum, on the aggregate daily amount of such Lender’s Commitments during such period, such fee to be earned and payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date the Commitment terminates in full or is otherwise reduced to zero.

(b) [Reserved].

(c) Additional Fees. The Borrower shall pay to the Administrative Agent and Arrangers for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Group and the Administrative Agent and/or Arrangers.

(d) Calculation of Commitment. For the avoidance of doubt, with respect to the definition of “Mandatory Cancellation Event” and the ability thereunder for the Borrower to provide notices and issue documents to facilitate a switch from a Scheme to a Takeover Offer and vice versa, the Commitment shall be deemed to be in effect until the end of the day on which the applicable notice or issuance is required to but does not occur for the purposes of calculating any fees under this Agreement or any fee letters related hereto.

SECTION 2.05 Termination or Reduction of the Commitments. (a) Unless previously terminated, the Commitments shall terminate in full at 5:00 p.m. (Tokyo time) on the earlier of (i) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances and (ii) the date on which the Certain Funds Period terminates. Additionally, each Lender’s Commitment will be permanently reduced upon such Lender making any Advance under such Commitment by an amount equal to the Dollar Equivalent of such Advance. Any termination or reduction of the Commitments shall be permanent.

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(b) Ratable Reduction or Termination. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $50,000,000 and an integral multiple of $5,000,000 in excess thereof; provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

SECTION 2.06 Repayment of Advances.

(a) The Borrower shall repay the Advances in installments, together with accrued interest to the date of such repayment on the principal amount repaid, on each Repayment Date, which installments shall each be in an amount equal to (x) for the first eight of such payments, 1.25% of the aggregate principal amount of the Advances actually funded on or prior to the last day of the Availability Period and (y) for each other payment, 2.50% of the aggregate principal amount of the Advances actually funded on or prior to the last day of the Availability Period.

(b) The Borrower shall repay on the Maturity Date to the Administrative Agent for the ratable account of the Lenders, the aggregate principal amount of all Advances made to the Borrower outstanding on such date.

SECTION 2.07 Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)   Cost of Funds Rate Advances. During such periods as such Advance is a Cost of Funds Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Cost of Funds Rate for such Interest Period for such Advance and (B) the Applicable Margin for the currency in which such Advance is denominated, payable in arrears on (x) the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, (y) if applicable, each Repayment Date and (z) on the date such Cost of Funds Rate Advance shall be Converted or paid in full; provided that, in the event of any payment of interest pursuant to clauses (y) or (z) above, accrued but unpaid interest shall only be payable in respect of the principal amount of Advances prepaid or Converted on such date.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Margin for the currency in which such Advance is denominated, payable in arrears on (x) the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, (y) if applicable, each Repayment Date and (z) on the date such Eurocurrency Rate Advance shall be Converted or paid in full; provided that, in the event of any payment of interest pursuant to clauses (y) or (z) above, accrued but unpaid interest shall only be payable in respect of the principal amount of Advances prepaid or Converted on such date.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) amounts that are overdue, payable in arrears on the dates referred to in Section 2.07(a)(i) or 2.07(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid

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on such overdue amount pursuant to Section 2.07(a)(i) or 2.07(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to Section 2.07(a)(ii) (or, if all Advances have been Converted to Cost of Funds Rate Advances pursuant to Section 2.07(a)(i)), provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Additional Interest on Eurocurrency Rate Advances. The Borrower shall pay to each Lender, so long as and to the extent such Lender shall be subject to, under applicable law, rules or regulations to reserves, liquid asset, fees or similar requirements (as further described in the definition of Eurocurrency Rate Reserve Percentage) with respect to deposits or liabilities (as so described), additional interest on the unpaid principal amount of each Advance of such Lender made to the Borrower that is a Eurocurrency Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurocurrency Rate for the applicable Interest Period for such Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Advance, which notice shall be conclusive and binding, absent demonstrable error.

SECTION 2.08 Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that (x) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (y) the Eurocurrency Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) (x) the Borrower will, on the last day of the then existing Interest Period therefor prepay such Advances or (y) any such Advance shall automatically, on the last day of the then existing Interest Period therefor, be Converted to a Cost of Funds Rate Advance with an Interest Period of the same duration and (B) the obligation of the Lenders to make Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)   If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently

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or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.08(c), only to the extent the Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any request from the Borrower to continue any Advance as a Eurocurrency Rate Advance shall be ineffective and any such Advance shall automatically, on the last day of the then existing Interest Period therefor, be Converted to a Cost of Funds Rate Advance with an Interest Period of the same duration and (y) the obligation of the Lenders to make Eurocurrency Rate Advances shall be suspended.

(d)  If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, be continued as a Eurocurrency Advance with an Interest Period of one month.

SECTION 2.09 [Intentionally Omitted].

SECTION 2.10 Optional Prepayments of Advances. The Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 10:00 A.M. (Tokyo time) one Business Day prior to the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Cost of Funds Rate Advances, and not later than 10:00 A.M. (Tokyo time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Eurocurrency Rate Advances, and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, and together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, the Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Notwithstanding anything in this Agreement to the contrary, the Borrower shall not optionally prepay any Advances while any Tranche 4 Advances (as defined under the Bridge Credit Agreement as in effect on the Effective Date) under the Bridge Facility are outstanding.

SECTION 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any

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central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.14, (ii) Excluded Taxes, or (iii) Other Taxes), then the Borrower shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost as reasonably determined by such Lender or the Administrative Agent (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Administrative Agent under agreements having provisions similar to this Section 2.11 after consideration of such factors as such Lender or the Administrative Agent then reasonably determines to be relevant). A certificate describing such increased costs in reasonable detail delivered to the Borrower shall be conclusive and binding for all purposes, absent demonstrable error.

(b) If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.11 after consideration of such factors as such Lender then reasonably determines to be relevant), to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. Any Lender making a claim for compensation under this Section 2.11 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 9.07.

(d) Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

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similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, with respect to Dollar denominated Advances, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically, upon such notification, be Converted into a Cost of Funds Rate Advance with an Interest Period of one month and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Eurocurrency Rate Advance of each Lender will automatically, upon such notification, Convert into a Cost of Funds Rate Advance with an Interest Period of one month and (ii) the obligation of each Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist. Any Lender that is prohibited from performing its obligations to make Advances or to continue to fund or maintain Advances may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 9.07.

SECTION 2.13 Payments and Computations. (a) The Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (Tokyo time) on the day when due in Dollars (or (i) with respect to principal, interest or breakage indemnity due in respect of Advances denominated in Euros and (ii) with respect to other payments required to be made pursuant to Section 2.11 or 9.04 that are invoiced in Euros shall be payable in Euros) to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(a) (or if applicable the last sentence of Section 2.12), 2.14, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between the Borrower and such Lender.

(c) All computations of interest hereunder shall be made by the Administrative Agent on the basis of a year of 360 days and in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the

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Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Cost of Funds Rate.

SECTION 2.14 Taxes. (a) Any and all payments by or on behalf of the Borrower under any Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any Taxes, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on (or measured by) its overall net income (however denominated), franchise taxes, and branch profits taxes, in each case (A) imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof, by the jurisdiction of the Administrative Agent’s principal office or such Lender’s Applicable Lending Office, as the case may be, or any political subdivision thereof or (B) that are Other Connection Taxes, (ii) with respect to a Lender that is not a Japanese tax resident or a Japanese branch of a non-Japanese tax resident and is not entitled to a full exemption on Japanese withholding tax on interest payments under a tax treaty entered into by Japan and that is in effect on the date specified in this clause (ii)(A)-(B) below, any Japanese withholding Taxes imposed by a Governmental Authority pursuant to a law in effect on the date on which (A) a Lender acquires such interest in an Advance or Commitment or, with respect to the Administrative Agent, the date that the Administrative Agent becomes a party to a Loan Document or (B) a Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) any Tax that is imposed (for the avoidance of doubt, including any Tax that is imposed at higher effective tax rate) by reason of such Lender’s or the Administrative Agent’s failure to comply with Section 2.14(f), and (iv) any withholding taxes imposed under FATCA (all such excluded Taxes in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”). If any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent shall be required to be deducted or withheld under applicable law, (A) the Borrower shall be entitled to make such deductions or withholdings and (B) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable law. If any Taxes other than Excluded Taxes shall be required to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

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(b)  In addition, without duplication of any other obligation set forth in this Section 2.14, the Borrower agrees to pay to the relevant taxing authority or Governmental Authority any present or future stamp and documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made by it under any Loan Document or from the execution, delivery or registration of, or performance under, or otherwise with respect to, any Loan Document other than any such Taxes, charges or similar levies that are Other Connection Taxes imposed with respect to an assignment or the designation of a new Applicable Lending Office (other than an assignment or designation pursuant to a request by the Borrower) (such Taxes, charges or similar levies, hereinafter referred to as “Other Taxes”).

(c)  Without duplication of any other obligation set forth in this Section 2.14, the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes (other than Excluded Taxes) and Other Taxes (except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office (other than an assignment or designation pursuant to a request by the Borrower)) imposed on or paid by such Lender or the Administrative Agent, as the case may be, in respect of Advances made to the Borrower and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor. Such Lender or the Administrative Agent shall deliver to the Borrower a certificate describing in reasonable detail the amount of such payment or liability.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)  As soon as practical after the date of any payment of Taxes or Other Taxes for which the Borrower is responsible under this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address as specified in Schedule II, the original or a certified copy of a receipt evidencing payment thereof.

(f)   (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)   Without limiting the generality of the foregoing:

(1) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 (and any applicable successor form) and such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent certifying that such Lender is exempt from U.S. federal backup withholding tax. The forms described in this Section 2.14(f)(ii)(1) shall be provided by each Lender to the Borrower and the Administrative Agent at the time such Lender becomes a party to this Agreement, at the time or times prescribed by applicable Laws, when reasonably requested by the Borrower or the Administrative Agent, and promptly upon the obsolescence, invalidity or expiration of any form previously provided by such Lender;

(2) Any Lender that is neither a Japanese tax resident nor a Japanese branch of a non-Japanese tax resident shall provide, to the extent it is legally entitled to do so, the applicable documentation to claim the benefits of a tax treaty entered into by Japan, at the time or times prescribed by applicable Laws and when reasonably requested by the Borrower or the Administrative Agent;

(3) Any Lender that is a Japanese branch of a non-Japanese tax resident shall present, to the extent it is legally entitled to do so, a Certificate of Exemption for Withholding Tax for Foreign Corporations issued by the relevant tax authority in Japan pursuant to Article 180 of the Income Tax Act of Japan (shotokuzeihou) at the time or times prescribed by applicable Laws and when reasonably requested by the Borrower or the Administrative Agent.

(iii) If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause 2.14(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(v)   Notwithstanding the foregoing, any Japanese Taxes resulting from the failure or legal inability of a Lender to provide any tax forms pursuant to Section 2.14(f)(i)-(ii) or (iv) shall be considered Excluded Taxes unless (x) such Taxes are imposed as a result of a change in law or treaty occurring after the date the Lender became a party to this Agreement or acquired its interest in a Loan or Commitment and would otherwise have not been treated as an Excluded Tax under Section 2.14(a) but for this Section 2.14(f)(v) or (y) such Taxes were grossed up with respect to the Lender’s assignor immediately before such Lender became a party.

(g)  In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of the Administrative Agent or any Lender and the Administrative Agent or such Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any tax paid or payable by it in respect of or

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calculated with reference to the deduction or withholding giving rise to such additional payment (including by the payment of additional amounts pursuant to this Section 2.14), the Administrative Agent or such Lender shall pay to the Borrower such amount equal to such refund as the Administrative Agent or such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave the Administrative Agent or such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. The Borrower, upon the request of the Administrative Agent or such Lender, shall repay to the Administrative Agent or such Lender the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(g) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige the Administrative Agent or any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h)  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)   For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15 Sharing of Payments, Etc. Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(a), 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from a Defaulting Lender) as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.16 Use of Proceeds. The proceeds of the Advances shall be available, and the Borrower agrees that it shall apply such proceeds, solely towards Certain Funds Purposes.

SECTION 2.17 Evidence of Debt. (a) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the

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amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b) Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18 [Reserved].

SECTION 2.19 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.19(b)):

(i)    such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);

(ii)   [reserved];

(iii) to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iv)  the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b) If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by

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such Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.20 Mitigation. (a) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). In furtherance of the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(b) Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Effective Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfactory) (or waived in accordance with Section 9.01):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) All fees and other amounts then due and payable by the Consolidated Group to the Administrative Agent, the Arrangers and the Lenders under the Loan Documents or pursuant to any fee or similar letters

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relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least one Business Day prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c) The Administrative Agent shall have received on or before the Effective Date, each dated on or about such date:

(i)     Certified copies of the resolutions or similar authorizing documentation of the governing bodies of the Borrower authorizing such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)   Certified copies of the Borrower’s articles of incorporation, certificate of incorporation and bylaws (or comparable organizational documents) and any amendments thereto;

(iii)  A certificate of the Borrower attaching a certificate of commercial registry (rireki jikou zenbu shomeisho) of the Borrower issued by a Legal Affairs Bureau and certifying that all information required to be registered under the laws of Japan has been registered in the commercial registry;

(iv) A customary certificate of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder; and

(v)    A favorable opinion letter of each of (i) Linklaters LLP and (ii) Gaikokuho Kyodo-Jigyo Horitsu Jimusho Linklaters, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received satisfactory evidence of the Borrower’s Public Debt Rating as of a reasonably recent date prior to the Effective Date.

(e) The Administrative Agent shall have received a copy, certified by the Borrower, of the Original Scheme Press Release.

(f) The Administrative Agent shall have received, at least 3 Business Days prior to the Effective Date, so long as requested no less than 10 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Criminal Proceeds Transfer Prevention Act of Japan (Law No. 22 of 2007, as amended) and the Patriot Act, in each case relating to the Borrower and its Subsidiaries, including the Borrower.

(g) The Administrative Agent shall have received a letter from the Service of Process Agent indicating its consent to its appointment by the Borrower as its agent to receive service of process as specified in this Agreement, and confirming that such appointment is in full force and effect and applies to this Agreement in all respects.

(h) The Arrangers shall have received a copy of the Disclosure Letter, it being acknowledged that neither the Administrative Agent nor any Lender shall have any approval right as regards the form or contents of the Disclosure Letter.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

SECTION 3.02 Conditions Precedent to Closing Date. Subject to Section 3.04, the obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a) The Effective Date shall have occurred.

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(b) If the Target Acquisition is effected by way of a Scheme, the Administrative Agent shall have received:

(i)   a certificate of the Borrower signed by a director certifying:

(1)  the date on which the Scheme Circular was posted to the shareholders of the Target;

(2)  the date on which the Court has sanctioned the Scheme and that the Court Order has been duly delivered to the Registrar in accordance with Article 125(3) of the Jersey Companies Law;

(3)  confirmation as to the satisfaction of each condition set forth in clauses (d) and (e) below;

(4) the Target Acquisition shall have been, or, within the time period permitted by the City Code, shall be, consummated in all material respects in accordance with the terms and conditions of the Scheme Documents except to the extent not prohibited by the Loan Documents; and

(5)  each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or by a court of competent jurisdiction or to the extent not prohibited by the Loan Documents; and

(ii) a copy of the Scheme Circular which is consistent in all material respects with the terms and conditions in the Scheme Press Release and the Scheme Resolutions, in each case, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or by a court of competent jurisdiction or are not prohibited by the Loan Documents.

(c) If the Target Acquisition is effected by way of a Takeover Offer, the Administrative Agent shall have received:

(i)   a certificate of the Borrower signed by a director certifying:

(1)  the date on which the Takeover Offer Document was posted to the shareholders of the Target;

(2)  confirmation as to the satisfaction of each condition set forth in clauses (d) and (e) below;

(3)  each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited by the Loan Documents; and

(4)  that the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents; and

(ii) a copy of the Takeover Offer Document which is consistent in all material respects with the terms and conditions in the Offer Press Announcement, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or a court of competent jurisdiction or are permitted under the Loan Documents.

(d) On the date of the applicable borrowing request and on the proposed date of such borrowing (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.

(e) All fees due and payable by the Borrower to the Arrangers, the Administrative Agent and the Lenders pursuant to paragraphs 1(i) and (ii) of the Fee Letter shall be paid or satisfied from the proceeds of the proposed Advance, to the extent invoiced at least one Business Day prior to the Closing Date by the relevant person and to the extent such amounts are payable on or prior to the Closing Date.

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(f) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(g) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four- fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Financials”), it being acknowledged that neither the Administrative Agent nor any Lender shall have any approval right as regards the form or contents of the Pro Forma Financials).

(h) It is not illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from lending its portion of the Advances or restricting the application of the proceeds thereof; provided that such Lender has used commercially reasonable efforts to make the Loans through an Affiliate of such Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations to make Advances hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive and binding.

SECTION 3.03 Conditions to Advances after the Closing Date. The obligation of each Lender to make an Advance on any date after the Closing Date and during the Availability Period is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a) Each of the Effective Date and the Closing Date shall have occurred.

(b) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(c) On the date of the applicable borrowing request and on the proposed date of such borrowing (i) no Certain Funds Default is continuing or would result from the proposed Borrowing and (ii) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.

(d) [Reserved].

(e) It is not illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from lending its portion of the Advances or restricting the application of the proceeds thereof; provided that such Lender has used commercially reasonable efforts to make the Loans through an Affiliate of such Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations to make Advances hereunder.

SECTION 3.04 Actions by Lenders During the Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Sections 3.01, 3.02 or 3.03 may subsequently be determined to not have been satisfied or any representation given was incorrect in any material respect, none of the Lenders nor the Administrative Agent shall, unless a Certain Funds Default has occurred and is continuing or would result from a proposed borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, be entitled to:

(i)	cancel any of its Commitments;

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(ii)

rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

(iii)	refuse to participate in the making of an Advance for Certain Funds Purposes unless the conditions set forth in Section 3.02 or, after the Closing Date, 3.03, as applicable, have not been satisfied;

(iv)

exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants on the Effective Date and the date of the making of each Advance (it being understood the conditions to the Effective Date are solely those set out in Section 3.01 and the conditions to each Advance are solely those set out in Sections 3.02 and 3.03, as applicable) as follows:

(a) The Borrower is duly organized, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, (i) are within the Borrower’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) do not contravene (A) the Borrower’s charter, articles of incorporation or by-laws or other organizational documents or (B) any law, regulation or contractual restriction binding on or affecting the Borrower and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group (other than Liens created or required to be created pursuant to the terms hereof), except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby, other than (i) the Panel, as directed by the Panel pursuant to the requirements of the City Code, anti-trust regulators, as directed by anti-trust regulators, as contemplated by the Scheme Documents or (as the case may be) the Takeover Offer Documents or as is obtained by the time required and (ii) the Bank of Japan with respect to post-facto filings that may be required under the Foreign Exchange Act in connection with the performance of this Agreement.

(d) This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and the other Loan Documents are legal, valid and binding obligations of the

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Borrower, enforceable against the Borrower in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet at March 31, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended March 31, 2017, in each case reported on by KPMG AZSA LLC, independent public accountants and (ii) the consolidated balance sheet of the Target as December 31, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2017. Such financial statements (to the Borrower’s knowledge with respect to the financial statements of the Target) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and the Target, as applicable, and their respective consolidated Subsidiaries as of such dates and for such periods in accordance with IFRS and GAAP, as applicable, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f) There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth in the Disclosure Letter) or (b) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Borrower and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(a) will be Margin Stock. No part of the proceeds of any Advance have been used or will be used for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X of the Board.

(h) All written information (other than the Projections) concerning the Borrower, the Target and their Subsidiaries and the transactions contemplated hereby or otherwise prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Agents or the Lenders in connection with the negotiation of, or pursuant to the terms of, this Agreement when taken as a whole (and with respect to information regarding the Target Group, to the Borrower’s knowledge), was true and correct in all material respects as of the date when furnished by such Person to the Agents or the Lenders and did not, taken as a whole, when so furnished contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or its Subsidiaries and that have been furnished by such Person to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by such Person to be reasonable as of the date of such Projections (it being understood that actual results may vary materially from the Projections).

(i)   No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(j)   [reserved].

(k) Neither the Borrower nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any Withdrawal Liability that has not been satisfied in

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full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or has been determined to be in “endangered” or “critical’ status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and no such Multiemployer Plan is reasonably expected to be in reorganization or in “endangered” or “critical” status.

(l)     (i) The operations and properties of the Consolidated Group comply, and have complied for the previous three years, in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) to the Borrower’s knowledge, no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(m) (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) to the Borrower’s knowledge, there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the Borrower’s knowledge, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) to the Borrower’s knowledge, there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group the mitigation of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) to the Borrower’s knowledge, no Hazardous Materials have been released, discharged or disposed of on any property currently or formerly owned, leased or operated by a member of the Consolidated Group for which a member of the Consolidated Group could be expected to be made liable to remediate under Environmental Law except in each case as would not have a Material Adverse Effect.

(n) No member of the Consolidated Group is undertaking either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and, to the Borrower’s knowledge, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group, or any offsite locations to which a member of the Consolidated Group sent Hazardous Materials for treatment or disposal, have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(o) The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(p) The Advances and all related obligations of the Borrower under this Agreement rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to the obligations of the Borrower hereunder.

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(q) The proceeds of the Advances will be used in accordance with Section 2.16.

(r) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary, any of their respective directors or officers or to the knowledge of the Borrower or such Subsidiary employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any agent of any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(s) No Borrowing or use of proceeds thereof or the Transactions will violate any applicable Anti-Corruption Law or applicable Sanctions.

(t) The Borrower has delivered to the Administrative Agent a complete and correct copy of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued), including all schedules and exhibits thereto. The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued has been or will be, prior to their release or posting (as the case may be) duly authorized by the Borrower. Each of the material obligations of the Borrower under the Takeover Offer Documents is or will be, when entered into and delivered, the legal, valid and binding obligation of the Borrower, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

(u) The Scheme Press Release and the Scheme Circular (in each case if and when issued) when taken as a whole: (i) except for the information that relates to the Target or the Target Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the material facts, or where appropriate, do not omit anything likely to affect the import of such information and (ii) contain all the material terms of the Scheme.

(v) If the Target Acquisition is effected by way of a Scheme, each of the Scheme Documents complies in all material respects with the Jersey Companies Law and the City Code, subject to any applicable waivers by or requirements of the Panel.

(w) The Borrower is not an EEA Financial Institution.

SECTION 4.02 Representations and Warranties of the Lenders and the Borrower. Each of the Borrower and each Lender represents and warrants on the Effective Date and the date of the making of each Advance (it being understood the conditions to the Effective Date are solely those set out in Section 3.01 and the conditions to each Advance are solely those set out in Sections 3.02 and 3.03, as applicable) that it is not classified, does not belong to nor is it associated with an Anti-Social Group, does not have an Anti-Social Relationship and has not engaged in Anti-Social Conduct, whether directly or indirectly through a third party.

ARTICLE V

COVENANTS

SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. (i) Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without

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limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings and with respect to which reserves in conformity with applicable accounting standards have been provided or (ii) the failure to pay such taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Except where the failure to do so would reasonably be expected to result in a Material Adverse Effect, maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgement of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d) Preservation of Existence, Etc. Do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that the Borrower may consummate any merger or consolidation permitted under Section 5.02(b); and provided further that the Borrower shall not be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon no less than ten (10) days’ prior notice to the Borrower, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof coordinated through the Administrative Agent, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrower.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group sufficient to permit the preparation of financial statements in accordance with IFRS.

(g) Maintenance of Properties, Etc. Cause all of its properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) [Reserved].

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(i) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i)      as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer or the Treasurer of the Borrower as having been prepared in accordance with IFRS (subject to the absence of footnotes and year end audit adjustments);

(ii)     as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by KPMG AZSA LLC or other independent public accountants of recognized national standing;

(iii)    simultaneously with each delivery of the financial statements referred to in subclauses (i)(i) and (i)(ii) of this Section 5.01, a certificate of the Chief Executive Officer, Chief Financial Officer or the Treasurer of the Borrower in substantially the form of Exhibit C hereto certifying that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Borrower to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv)    as soon as possible and in any event within five days after any Responsible Officer of the Borrower shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)     promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the Prime Minister of Japan through the Financial Services Agency of Japan, the Securities and Exchange Commission or any national securities exchange;

(vi)    promptly after a Responsible Officer of the Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(b) subject, in each case, to any confidentiality, legal or regulatory restrictions relating to the supply of such information; and

(vii) such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower shall be deemed to have delivered the financial statements and other information referred to in paragraphs (i), (ii) and (v) above when such financial statements and other information have been posted on the Borrower’s internet website or the website of the Financial Services Agency of Japan, the Securities and Exchange Commission or any national securities exchange (in each case, to the extent such website is accessible by the Lenders without charge) and the Borrower has notified the Administrative Agent by electronic mail of such posting. If the Administrative Agent requests hard copies of such financial statements and other information, the Borrower shall furnish these to the Administrative Agent provided that no request shall affect that delivery has deemed to occur in accordance with the immediately preceding sentence.

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(j) The Scheme and Related Matters. To the extent applicable, the Borrower shall or it shall procure that the applicable members of the Consolidated Group shall:

(i)       [reserved].

(ii)     Provide evidence that a Scheme Circular is issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Original Scheme Press Release unless, during that period the Borrower has elected to convert the Target Acquisition from a Scheme to a Takeover Offer, in which case the Takeover Offer Document shall be issued and dispatched as soon as reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Offer Press Announcement.

(iii)    Comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel or the Court) and all other applicable laws and regulations in relation to any Takeover Offer or Scheme.

(iv)    Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned) and save to the extent that following the issue of a Scheme Press Release or an Offer Press Announcement the Borrower elects to proceed with the Target Acquisition by way of Takeover Offer or Scheme respectively, ensure that (i) if the Target Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all material respects to the terms and conditions of the Scheme as contained in the Scheme Press Release to which it relates or (ii) if the Target Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all material respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject to any variation required by the Court and to any variations required by the Panel or which are not materially adverse to the interests of the Lenders (or where the prior written consent of the Arrangers has been given).

(v)      Ensure that the Scheme Documents or, if the Target Acquisition is effected by way of a Takeover Offer, the Offer Documents, provided to the Arrangers contain all the material terms and conditions of the Scheme or Takeover Offer, as at that date, as applicable.

(vi)    Not make or approve any increase in the proposed amount of cash consideration payable per Target Share or make any other acquisition of any Target Share (including pursuant to a Takeover Offer) at a price that results in an increase in the cash consideration payable per Target Share stated in the Original Scheme Press Release, unless such modification in price is not materially adverse to the interests of the Lenders (or where the prior written consent of the Arrangers has been given).

(vii)   Except as consented to by the Arrangers in writing in the event that the matter is material to the interests of the Lenders (such consent not to be unreasonably withheld, delayed, or conditioned), not (i) amend or waive any term of the Scheme Documents or the Takeover Offer Documents, as applicable, in a manner materially adverse to the interests of the Lenders from those in the Original Scheme Press Release, or (ii) if the Target Acquisition is proceeding as a Takeover Offer, amend or waive the Acceptance Condition, save for, (A) in the case of clause (i), any amendment or waiver required by the Panel, the City Code, a court or any other applicable law, regulation or regulatory body, (B) in the case of clause (ii), a waiver of the Acceptance Condition to permit the Takeover Offer to become unconditional with acceptance of Target Shares (excluding any shares held in treasury) which, when aggregated with all Target Shares owned by the Borrower (directly or indirectly), represent not less than 75% of all Target Shares (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances, (C) in the case of clause (i) and any condition detailed in the Original Scheme Press Release, any waiver of a condition, which such condition would not have entitled the Borrower to lapse the Scheme or Takeover Offer (as the case

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may be) under rule 13.5(a) of the Takeover Code or (D) an extension of the Long Stop Date (as defined in the Original Scheme Press Release) in the event that any condition in paragraphs 4(c) to (j) in Part A of Appendix 1 to the Original Scheme Press Release (or the equivalent provision in any Offer Press Announcement) has not been satisfied by the date falling 12 months after the Bridge Facility Effective Date.

(viii)  Not take any action which would require the Borrower to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code.

(ix)    Provide the Administrative Agent with copies of each Offer Document or Scheme Document (as applicable) and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.

(x)      Promptly deliver to the Administrative Agent the receiving agent certificate issued under Rule 10 of the City Code (if the Target Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between the Borrower or its Affiliates and Target to the extent material to the interests of the Lenders (as reasonably determined by the Borrower) in relation to the consummation of the Target Acquisition (in each case, upon such documents or agreements being entered into by a member of the Consolidated Group), and all other material announcements and documents published by the Borrower or delivered by the Borrower to the Panel pursuant to the Takeover Offer or Scheme (other than the cash confirmation) and all legally binding agreements entered into by the Borrower in connection with a Takeover Offer or Scheme, in each case to the extent the Borrower, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations from doing so.

(xi)    In the event that a Scheme is switched to a Takeover Offer or vice versa, (which the Borrower shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), (i) within the applicable time periods provided in the definition of “Mandatory Cancellation Event”, procure that an Offer Press Announcement or Scheme Press Release, as the case may be, is issued, and (ii) except as consented to by the Arrangers in writing where such matters are material to the interests of the Lenders (such consent not to be unreasonably withheld, delayed or conditioned), ensure that (A) where the Target Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include the Acceptance Condition and (B) except for any reference in the Scheme Documents to the recommendation of the Target Acquisition and the Scheme to the Scheme Shareholders by the board of directors of the Target, the conditions to be satisfied in connection with the Target Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Target Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or Scheme, as the case may be), in each case other than (i) in the case of clause (B), any changes permitted or required by the Panel or the City Code or any court of competent jurisdiction or are required to reflect the change in legal form to a Takeover Offer or Scheme or (ii) changes that could have been made to the Scheme or a Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected, including, without limitation, changes to the price per Target Share which are made in accordance with the relevant provisions of this Agreement or any other agreement between the Borrower and the Arrangers.

(xii)   In the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Acceptance Condition has been satisfied and (ii) promptly upon the Borrower

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acquiring Target Shares which represent not less than 90% in nominal value of the Target Shares to which the Takeover Offer relates or, if the Takeover Offer relates to Target Shares of different classes, not less than 90% in nominal value of the shares of any class to which the Takeover Offer relates, ensure that notices under Article 117 of the Jersey Companies Law in respect of Target Shares that the Borrower has not yet agreed to directly or indirectly acquire are issued.

(xiii)  In the case of a Scheme, within 90 days of the Scheme Effective Date, and in relation to a Takeover Offer, within 90 days after the later of (i) the Closing Date and (ii) the date upon which the Borrower (directly or indirectly) owns and/or has agreed to own or acquire and has received valid acceptances (which have not been withdrawn or cancelled) of Target Shares (excluding any shares held in treasury) in respect of, which, when aggregated with all other Target Shares owned by the Borrower (directly or indirectly), represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to de-list the Target Shares from the Official List of the Financial Conduct Authority and to cancel trading in the Target Shares on the main market for listed securities of the London stock exchange and as soon as reasonably practicable thereafter, and subject always to the Jersey Companies Law and any applicable listing rules, use its reasonable endeavors to re-register Target as a private limited company.

(xiv)  Except as consented by the Arrangers in writing, not give its consent with respect to any frustrating action of the Target pursuant to Rule 21.1(c)(ii) of the City Code.

(k) Use of Proceeds. The proceeds of the Advances will be used in accordance with the provisions of Section 2.16. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) for payments to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Japan, the United Kingdom or in a European Union member state or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

(l) Anti-Social Conduct; Anti-Social Groups. Each party hereto shall ensure that (i) it is not classified as an Anti-Social Group, nor shall any such party have any Anti-Social Relationship nor engage in any Anti-Social Conduct, whether directly or indirectly through a third party and (ii) it shall not make any claim against any other party hereto for any damages or losses suffered or incurred as a result of such other party exercising its rights under this Agreement as a result of any breach of this clause (l) or any misrepresentation in connection with Section 4.02.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).

Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its

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securities for purposes of the FIEA or United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designed “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

For purposes of the foregoing paragraph, with respect to the Borrower or its affiliates or securities, the term “material non-public information” shall include, without limitation (i) “material facts” (juyo jijitsu) as prescribed in Paragraph 2, Article 166 (Prohibited Acts of Corporate Insiders) of the FIEA and/or (iii) “issuer related information” (hojin kankei jyouho) as defined in Item 14, Paragraph 4, Article 1 of the Cabinet Office Ordinance on Financial Instruments Business, etc. (Cabinet Office Ordinance No. 52 of August 6, 2007), meaning any information relating to the operation, business or asset of the Borrower which is material non-public information and, if it were made public, would likely to have an effect on the investment decision of the investors and any non-public information in relation to a launch or a cancellation of a TOB of shares of common stock of the Borrower.

SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Incur, issue, assume or guarantee, or permit any member of the Consolidated Group to incur, issue, assume or guaranty, at any time, any Borrowed Debt secured by a Lien on any property or asset now owned or hereafter acquired by the Borrower or any member of the Consolidated Group (other than Unrestricted Margin Stock), without effectively providing that the Advances outstanding at such time (together with, if the Borrower shall so determine, any other Borrowed Debt of the Borrower or such member of the Consolidated Group existing at such time or thereafter created that is not subordinate to the Advances) shall be secured equally and ratably with (or prior to) such secured Borrowed Debt, so long as such secured Borrowed Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Borrowed Debt would not exceed $2,500,000,000; provided, however, that this Section 5.02(a) shall not apply to, and there shall be excluded from secured Borrowed Debt in any computation under this Section 5.02(a), Borrowed Debt secured by:

(i)      Liens on property of, or on any shares of stock or Borrowed Debt of, any Person existing at the time such Person becomes a member of the Consolidated Group;

(ii)     Liens in favor of any member of the Consolidated Group;

(iii)    Liens incurred in the ordinary course of business to secure the performance of tenders, statutory or regulatory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)    Liens on property of a member of the Consolidated Group in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(v)     Liens on property (including that of the Target and its Subsidiaries), shares of stock or Borrowed Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Borrowed Debt or the completion of any such

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construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

(vi)    Liens existing on the Effective Date;

(vii)   (x) bankers’ Liens, rights of setoff, revocation, refund, chargeback or overdraft protection, and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any member of the Consolidated Group, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements and (y) Liens or rights of setoff against credit balances of the Borrower or any member of the Consolidated Group with credit card issuers or credit card processors or amounts owing by payment card issuers or payment card processors to Borrower or any member of the Consolidated Group in the ordinary course of business;

(viii) Liens arising from any monetization, securitization or other financing of accounts receivable or other receivables (including any related rights or claims) or in connection with factoring programs entered into in the ordinary course of business and consistent with past practice and on a non-recourse basis to the Borrower and its Subsidiaries; provided, that such Liens do not encumber any property or assets other than the accounts receivable or other receivables (including any related rights or claims) subject to such monetization, securitization, financing or factoring arrangement and any proceeds of the foregoing; provided, further, that the aggregate principal amount of the obligations secured by such Liens shall not exceed (x) prior to the Closing Date, $750,000,000 or (y) on or after the Closing Date, $1,500,000,000.

(ix)    Liens incurred in connection with pollution control, industrial revenue or similar financing;

(x)     survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases, licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any member of the Consolidated Group; and

(xi)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Borrowed Debt secured by any Lien referred to in subclauses (i) through (x) of this Section 5.02(a); provided, that (i) such extension renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Borrowed Debt secured by such Lien at such time is not increased.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock) (whether now owned or hereafter acquired) to, any Person, or permit any member of the Consolidated Group to do so, except that:

(i)      any member of (x) the Consolidated Group other than the Borrower may merge or consolidate with or into or (y) the Consolidated Group may dispose of assets to, in each case, any other member of the Consolidated Group;

(ii)     the Borrower may merge with any other Person so long as (A) the Borrower is the surviving entity or (B) the surviving entity shall succeed, by agreement reasonably satisfactory in form and

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substance to the Required Lenders, to all of the businesses and operations of the Borrower and shall assume all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents (it being understood that notwithstanding the foregoing, the consummation of the Transactions shall not be prohibited by this Section 5.02(b) or otherwise pursuant hereto);

(iii) any member of the Consolidated Group (other than the Borrower) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition;

provided, in the cases of clause (i), (ii) and (iii) hereof, that no Default or Event of Default (or, during the Certain Funds Period, no Certain Funds Default) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Change the Borrower’s fiscal year-end from March 31 of each calendar year; provided that the Borrower may change its fiscal year-end to December 31 of each calendar year in connection with the Transactions.

(d) Change in Nature of Business. Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) on the Effective Date and by Target and its Subsidiaries on the Closing Date; it being understood that this Section 5.02(d) shall not prohibit (i) the Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date (in the case of the Borrower and its Subsidiaries other than the Target and its Subsidiaries) or as of the Closing Date (in the case of the Target and its Subsidiaries) or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(e) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist any Borrowed Debt other than:

(i)      Borrowed Debt existing on the Effective Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”);

(ii)     Borrowed Debt of any Person (including the Target or any of its Subsidiaries) that becomes a Subsidiary after the date hereof; provided that such Borrowed Debt exists at the time such Person becomes a Subsidiary of the Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower;

(iii)    Borrowed Debt of any Subsidiary owed to any member of the Consolidated Group;

(iv)    Borrowed Debt secured by Liens of the type described in and to the extent permitted by Sections 5.02(a)(iii), (iv), (v), (ix) and (xi) (to the extent it applies to Borrowed Debt secured by Liens referred to in Sections 5.02(a)(iii), (iv), (v) or (ix));

(v)     Borrowed Debt under ordinary course working capital or overdraft facilities;

(vi)    Borrowed Debt consisting of commercial paper;

(vii)   Borrowed Debt consisting of purchase money indebtedness; and

(viii) Borrowed Debt in an aggregate outstanding principal amount at any time not exceeding the greater of (x) $2,500,000,000 and (y) 15% of Consolidated Tangible Assets (determined by reference to the financial statements most recently delivered pursuant to Section 5.01(i) (or prior to the first such delivery, the financial statements referred to in Section 4.01(e)));

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For purposes of calculating the aggregate principal amount of the Consolidated Tangible Assets of the Borrower on any date, the currency exchange rate used for such calculation shall be the rate used in the annual or semi-annual financial statements for such date; provided, however, that if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such four consecutive fiscal quarter period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the statement of income of the Borrower for such fiscal half year.

SECTION 5.03 Financial Covenant. Consolidated Net Debt to Consolidated EBITDA. Beginning on the later of (i) the last day of the first fiscal half year ending at least one full fiscal quarter after the Closing Date (which, for the avoidance of doubt, shall be no later than March 31, 2020) and (ii)(A) if the fiscal year-end is December 31, June 30, 2019 or (B) if the fiscal year-end is March 31, September 30, 2019 and on the last day of each fiscal half year ending thereafter, the Borrower will not permit, as of the last day of any such fiscal half year (each such date, the “Testing Date”), the ratio of (x) Consolidated Net Debt at such time to (y) Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ending as of such date to exceed the ratio level set forth in the applicable table below for such applicable Testing Date:

Testing Date (if fiscal year-end is March 31)	Ratio Level
September 30, 2019 (if the Closing Date occurs on or prior to June 30, 2019)	5.95 to 1.00
March 31, 2020 and September 30, 2020	5.35 to 1.00
March 31, 2021 and September 30, 2021	4.30 to 1.00
March 31, 2022 and thereafter	4.00 to 1.00

Testing Date (if fiscal year-end is December 31)	Ratio Level
June 30, 2019 (if the Closing Date occurs on or prior to March 31, 2019) and December 31, 2019	5.95 to 1.00
June 30, 2020 and December 31, 2020	5.35 to 1.00
June 30, 2021 and December 31, 2021	4.30 to 1.00
June 30, 2022 and thereafter	4.00 to 1.00

If a Testing Date would have occurred in the fiscal quarter in which the Borrower changed its fiscal year-end to December 31 (the “Fiscal Year Change”) but does not because of such Fiscal Year Change, the last day of such fiscal quarter shall be a Testing Date notwithstanding the Fiscal Year Change.

Notwithstanding the foregoing, in the event that the Borrower incurs indebtedness in an amount no less than $5,000,000,000 in connection with an Acquisition and the Borrower’s Public Debt Rating is equal to or higher than each of (x) Baa3 from Moody’s and (y) BBB- from S&P, then the Borrower shall be permitted on one (1) occasion during the term of this Agreement to allow the maximum ratio of Consolidated Net Debt to Consolidated EBITDA permitted pursuant this Section 5.03 to be increased to 5.00 to 1.00 (if the then applicable required ratio level is lower than 5.00 to 1.00); provided that on the second Testing Date after the Testing Date on which such maximum ratio was increased to 5.00 to 1.00, the maximum ratio permitted under this Section 5.03 shall be 4.50 to 1.00 and on the fourth Testing Date after the Testing Date on which such maximum ratio was increased to 5.00 to 1.00, the maximum ratio permitted under this Section 5.03 shall be 4.00 to 1.00.

For purposes of calculating the aggregate principal amount of the Consolidated Net Debt of the Borrower on any such date, the currency exchange rate used for such calculation shall be the rate used in the annual or semi-annual financial statements for such date; provided, however, that if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such four consecutive fiscal quarter period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the statement of income of the Borrower for such fiscal half year.

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ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or in any other Loan Document (or any of its officers or directors) in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), 5.01(i)(iv), 5.01(j), 5.02(a), 5.02(b), 5.02(d), 5.03 or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(iii) or (v)-(vii) of Section 5.01(i) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or, in the case of any Hedge Agreement, having a maximum Agreement Value, of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Significant Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; it being understood and agreed that notwithstanding the foregoing, the delivery of a notice of prepayment by one or more lenders under the Existing Target Indebtedness as a result of the occurrence of the Target Acquisition will not result in an Event of Default under this clause (d); provided that this clause (d) will apply to the extent there is a failure to make any such prepayment when the same becomes due and payable; or

(e) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such

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proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e). With respect to the Borrower or any Significant Subsidiary organized under the laws of Japan, the following shall constitute an Event of Default: if (i) the Borrower makes an express declaration or implicit declaration of its inability to pay its debts to its creditors generally (shiharai teishi); (ii) a bank clearinghouse refuses to process the Borrower’s checks (tegata torihiki teishi shobun); or densai.net Co., Ltd. (iii) an order is issued by a court for the attachment (whether preliminary or otherwise) or preservation of the Borrower’s material property, estate or other right and is not discharged within sixty (60) days; (iv) a receiver or trustee is appointed for all or a portion of the property or estate of the Borrower; (v) an involuntary petition for commencement of bankruptcy (hasan), corporate reorganization (kaisha kosei), civil rehabilitation (minji saisei), special liquidation (tokubetsu seisan) or similar proceedings are filed against the Borrower and are not discharged within sixty (60) days; (vi) the Borrower files a voluntary petition (including a petition filed by a director of the Borrower) to commence, or a court of competent jurisdiction approves an involuntary petition with respect to and commences the procedure of, any of the proceedings specified in subparagraph (v) above; (vii) a voluntary petition to commence a special conciliation proceeding (tokutei choutei); or (viii) the Borrower adopts a resolution for liquidation at a meeting of its shareholders; or

(f) Any one or more judgments or orders for the payment of money in excess of $200,000,000 shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g) Any Person shall become an owner (hoyusha) or two or more Persons shall become joint owners (kyodo hoyusha) (in each case within the meaning of Articles 27-23 of the FIEA) of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower (as calculated pursuant to Article 27-23, Paragraph 4 of the FIEA); or

(h) One or more of the following shall have occurred or is reasonably expected to occur, which in each case would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the termination of a Multiemployer Plan; or

(i) This Agreement shall cease to be valid and enforceable against the Borrower (except to the extent it is terminated in accordance with its terms) or the Borrower shall so assert in writing;

then, and in any such event (subject to Section 3.04), the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, (but for the avoidance of doubt, always subject to Section 3.04) that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated

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and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 180 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)	it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)	the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower; and

(iii)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE VII

THE AGENTS

SECTION 7.01 Authorization and Action. Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or any branch or Affiliate thereof designated by it) to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII (other than the third sentence of Section 7.04) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04).

SECTION 7.02 Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or

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percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document or the information memorandum distributed in connection with the syndication of the Commitments and Advances hereunder, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Effective Date, the making of any Advance or the Closing Date that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved or accepted such condition unless (i) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the occurrence of the Effective Date, the making of such Advance or the Closing Date, as applicable, and (ii) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 7.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States or Tokyo, or an Affiliate of any such bank with an office in the United States or Tokyo. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders (and with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any amendment thereof or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its

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Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder. Nothing in this Agreement shall oblige the Administrative Agent to conduct any “know your customer” or other procedures in relation to any Person or any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by the Administrative Agent.

SECTION 7.08 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.

SECTION 7.09 Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger” or “book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc.

(a) Except as provided in Section 2.08(c), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for

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which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i)    waive any of the conditions specified in Section 3.01, 3.02 or 3.03 unless signed by each Lender directly and adversely affected thereby;

(ii) increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii) reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest (except that no amendment entered into pursuant to the terms of Section 2.08(c) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v)   change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders; or

(vi)  amend this Section 9.01, unless signed by all Lenders.

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(b) [reserved].

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrower and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Advances and other obligations under the Loan Documents due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower to and including the date of termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an

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approved electronic platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any

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liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any communication has been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non- public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(f) With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04 Costs and Expenses. (a) The Borrower agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, (i) due diligence expenses, syndication expenses, travel expenses and (ii) the reasonable and documented out-of-pocket fees, charges and expenses of a single primary counsel (and one local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement. The Borrower further agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation,

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reasonable and documented out-of-pocket fees and expenses of a single primary counsel and an additional single local counsel in any relevant jurisdictions for the Agents and the Lenders and, solely in the case of an actual or perceived conflict of interest where the Agents notify the Borrower of the existence of such conflict in writing, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b) The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided, that, the Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable and documented out-of-pocket fees and expenses of one primary counsel for all Indemnified Parties, taken together, (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which the Borrower is notified in writing, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence or release of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Indemnified Parties (including any breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent or Arranger acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement). In no event, however, shall any Indemnified Party or the Borrower be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing in this sentence shall limit the Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification as set forth in the immediately preceding sentence. As used above, a “Related Indemnified Party” of an Indemnified Party means (1) any Controlling Person or Controlled Affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents, advisors or representatives of such Indemnified Party or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Party, Controlling Person or Controlled Affiliate; provided that each

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reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of the Bridge Facility and this Agreement. Notwithstanding the foregoing, this section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06, 2.08(b), 2.08(c), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05 Right of Setoff. Subject to Section 3.04, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06 Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall have no right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders, and any purported assignment without such consent shall be null and void.

SECTION 9.07 Assignments and Participations. (a) Each Lender may, with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed (it being agreed that notwithstanding anything herein, including the proviso set forth below, during the Certain Funds Period the Borrower may withhold such consent in its sole discretion unless a Certain Funds Default is continuing) and, in the case of the Borrower, (A) shall not be required while an Event of Default (or during the

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Certain Funds Period a Certain Funds Default) has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment (and, within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (i) any Defaulting Lender, (ii) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (iii) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Eurocurrency Rate Advances or (iv) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders shall have given their consent, such Lender will), assign to one or more Persons (other than natural persons) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:

(A)   such consent shall not be required in the case of an assignment to any other Lender or an Affiliate of any Lender, provided that (i) notice thereof shall have been given to the Borrower and the Administrative Agent and (ii) solely with respect to assignments during the Certain Funds Period, such Affiliate has a rating for its long term unsecured and non-credit enhanced debt obligations which is not less than that of the relevant assigning Lender;

(B)   each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(C)   except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof;

(D)   each such assignment shall be to an Eligible Assignee;

(E) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(F)   no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a), (1) so long as a Default shall have occurred and be continuing and (2) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 9.04(c)) and (3) unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(G)   the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 9.07(a), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 9.07(a) (in which case the Borrower shall pay the fee required by subclause (F)(3) of this Section 9.07(a)), a processing and recordation fee of

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$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)     other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)    such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)  such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)   such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)    such assignee confirms that it is an Eligible Assignee;

(vi)   such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof

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to the Borrower; provided that the Administrative Agent shall only be required to execute any such Assignment and Acceptance once it has satisfied and complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the proposed assignment to the assignee.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address as set forth on Schedule II a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii)   such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)   no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any fees or any other amounts payable hereunder are calculated, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or any other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 9.07(e); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations 1.163-5(b) (or any amended or successor version). The

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entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.11, 2.14 and 9.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the occurrence, after the participant acquired the applicable participation, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty or (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender as more fully set forth in Section 9.08.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or any central bank having jurisdiction over such Lender.

SECTION 9.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) the CUSIP Service Bureau or any similar organization or (v) any Person to whom or for whose

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benefit such Lender has created a security interest in all or any portion of its rights under this Agreement pursuant to Section 9.07(g), (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. Each Lender acknowledges that its ability to disclose information concerning the Transactions is restricted by the City Code and the Panel and that Section 9.08 is subject to those restrictions.

For purposes of this Section, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09 Debt Syndication during the Certain Funds Period. Each of the Lenders and the Administrative Agent confirms that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication during Offer Periods) issued by the Panel.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, located in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. The Borrower irrevocably designates and appoints the Service of Process Agent, with offices on the date of this Agreement at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its

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authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.12(a) in any federal or New York State court sitting in New York City. Said designation and appointment shall be irrevocable by the Borrower. The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.12(a) in any federal or New York State court sitting in New York City by service of process upon the Service of Process Agent, with offices on the date of this Agreement at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as provided in this Section 9.12(c); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Service of Process Agent, and to the Borrower (with a copy thereof to the Service of Process Agent) at the address specified for such Person on Schedule II or at such other address as shall be designated by such party in a written notice to the Administrative Agent. The Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Borrower. To the extent the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.13 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14 No Advisory or Fiduciary Responsibility. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial

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instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.15 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.16 Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section  9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or

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otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.18 Certain ERISA Matters.

(a)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of Plan Asset Regulations) of one or more Benefit Plans in connection with the Commitments or Advances;

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Commitments, the Advances and this Agreement, (C) the entrance into, participation in, administration of and performance of the Commitments, the Advances and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Commitments, the Advances and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)

In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or if such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)

none of the Administrative Agent or the Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

CONFORMED COPY

(ii)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Commitments, the Advances and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Commitments, the Advances and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Commitments, the Advances and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Commitments, the Advances and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)

no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Commitments, the Advances or this Agreement.

(c)

The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Commitments, the Advances and this Agreement, (ii) may recognize a gain if it extended the Commitments or the Advances for an amount less than the amount being paid for an interest in the Commitments or the Advances by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)

The representations in this Section 9.18 are intended to comply with United States Department of Labor Regulations codified at 29 C.F.R. § 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

SECTION 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Cost of Funds Rate to the date of repayment, shall have been received by such Lender. Notwithstanding the forgoing, if the Lender shall have

CONFORMED COPY

received interest and/or Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be (i) applied to the principal of such Advance, (ii) if it exceeds such unpaid principal of such Advance, applied to the principal of other Advances held by such Lender, or (iii) if it exceeds such unpaid principal of other Advances, refunded to the Borrower. The Borrower represents and warrants to the Lenders that, as of the date of this Agreement, it falls into Article 2, Paragraph 1, Item 1 of the Act on Specified Commitment Line Contract (Act No. 4 of 1999).

SECTION 9.20 English Language.

(a)	Save where this Agreement expressly provides to the contrary, any notice given under or in connection with this Agreement must be:

(i)	in English; or

(ii)

in any other language required in respect of such notice by applicable law and accompanied by a certified English translation at the cost of the Borrower, which English translation will prevail in all circumstances.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation at the cost of the Borrower and, in this case, the English translation will prevail in all circumstances unless the document is a constitutional, statutory or other official document.

[SIGNATURE PAGES FOLLOW]

CONFORMED COPY

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TAKEDA PHARMACEUTICAL COMPANY LIMITED, as Borrower

By:	/s/ Costa Saroukos
Name: Costa Saroukos
Title: Chief Financial Officer

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Takasuke Sekine
Name: Takasuke Sekine
Title: Managing Director

JPMORGAN CHASE BANK, N.A., TOKYO BRANCH, as a Lender

By:	/s/ Takasuke Sekine
Name: Takasuke Sekine
Title: Managing Director

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Makoto Takashima
Name: Makoto Takashima
Title: Representative Director

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

MUFG BANK, LTD., as a Lender

By:	/s/ Kanetsugu Mike
Name: Kanetsugu Mike
Title: Representative of the Board of Directors

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

MIZUHO BANK, LTD, as a Lender

By:	/s/ Taku Ishikawa
Name: Taku Ishikawa
Title: General Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

THE NORINCHUKIN BANK, as a Lender

By:	/s/ Hiroshi Kamikawa
Name: Hiroshi Kamikawa
Title: General Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

BANK OF AMERICA, N.A., TOKYO BRANCH, as a Lender

By:	/s/ Miwa Ohmori
Name: Miwa Ohmori
Title: Representative in Japan

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

BARCLAYS BANK PLC, TOKYO BRANCH, as a Lender

By:	/s/ Akio Kashima
Name: Akio Kashima
Title: Representative in Japan

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

BNP PARIBAS (ACTING THROUGH ITS TOKYO BRANCH), as a Lender

By:	/s/ Nicolas Pillet
Name: Nicolas Pillet
Title: Representative in Japan

By:	/s/ Kimiyasu Nishino
Name: Kimiyasu Nishino
Title: Managing Director

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

SUMITOMO MITSUI TRUST BANK, LIMITED, as a Lender

By:	/s/ Shigenori Ikemura
Name: Shigenori Ikemura
Title: Executive Officer General Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, TOKYO BRANCH, as a Lender

By:	/s/ Oliver Pacton
Name: Oliver Pacton
Title: President and Chief Executive Officer Japan

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

NOMURA CAPITAL INVESTMENT CO, LTD, as a Lender

By:	/s/ Masahiro Goto
Name: Masahiro Goto
Title: President

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., TOKYO BRANCH, as a Lender

By:	/s/ Michio Ryu
Name: Michio Ryu
Title: General Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

BANK OF CHINA LIMITED, TOKYO BRANCH, as a Lender

By:	/s/ Fan Liping
Name: Fan Liping
Title: Deputy General Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

COMMERZBANK AG TOKYO BRANCH, as a Lender

By:	/s/ Andrea Console
Name: Andrea Console
Title: Country CEO Japan

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

CRÈDIT AGRICOLE CORPORATE AND INVESTMENT BANK, TOKYO BRANCH, as a Lender

By:	/s/ Antoine Sirgi
Name: Antoine Sirgi
Title: Senior Country Officer

By:	/s/ Satoshi Oda
Name: Satoshi Oda
Title: Managing Director

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

DBS BANK LTD., TOKYO BRANCH, as a Lender

By:	/s/ Takako Furuhashi
Name: Takako Furuhashi
Title: Branch Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

ING BANK N.V., TOKYO BRANCH, as a Lender

By:	/s/ Tetsuo Hoshiya
Name: Tetsuo Hoshiya
Title: Representative in Japan

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

INTESA SANPAOLO S.P.A. TOKYO BRANCH, as a Lender

By:	/s/ Roberto Bisagno
Name: Roberto Bisagno
Title: Representative in Japan

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

SOCIÈTÈ GÈNÈRALE, TOKYO BRANCH, as a Lender

By:	/s/ Kanta Murata
Name: Kanta Murata
Title: Deputy Branch Manager

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

STANDARD CHARTERED BANK, TOKYO BRANCH, as a Lender

By:	/s/ Hidekatsu Takamatsu
Name: Hidekatsu Takamatsu
Title: Director

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

WELLS FARGO BANK, NATIONAL ASSOCIATION (ACTING THROUGH ITS SINGAPORE BRANCH), as a Lender

By:	/s/ James Chuin Chai Chie
Name: James Chuin Chai Chie
Title: Director

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

THE BANK OF NEW YORK MELLON, TOKYO BRANCH, as a Lender

By:	/s/ J. David Cruikshank
Name: J. David Cruikshank
Title: Chairman, Asia Pacific

Signature Page to

Term Loan Credit Agreement

CONFORMED COPY

SCHEDULE I

COMMITMENTS

LENDER	COMMITMENTS
JPMORGAN CHASE BANK, N.A., TOKYO BRANCH	$600,000,000.00
SUMITOMO MITSUI BANKING CORPORATION	$900,000,000.00
MUFG BANK, LTD.	$900,000,000.00
MIZUHO BANK, LTD	$750,000,000.00
THE NORINCHUKIN BANK	$750,000,000.00
BANK OF AMERICA, N.A., TOKYO BRANCH	$543,750,000.00
BARCLAYS BANK PLC, TOKYO BRANCH	$356,250,000.00
BNP PARIBAS (ACTING THROUGH ITS TOKYO BRANCH)	$356,250,000.00
SUMITOMO MITSUI TRUST BANK, LIMITED	$356,250,000.00
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, TOKYO BRANCH	$356,250,000.00
NOMURA CAPITAL INVESTMENT CO, LTD	$225,000,000.00
BANCO BILBAO VIZCAYA ARGENTARIA, S.A., TOKYO BRANCH	$127,840,909.09
BANK OF CHINA LIMITED, TOKYO BRANCH	$127,840,909.09
COMMERZBANK AG TOKYO BRANCH	$127,840,909.09
CRÈDIT AGRICOLE CORPORATE AND INVESTMENT BANK, TOKYO BRANCH	$127,840,909.09
DBS BANK LTD., TOKYO BRANCH	$127,840,909.09
ING BANK N.V., TOKYO BRANCH	$127,840,909.09
INTESA SANPAOLO S.P.A. TOKYO BRANCH	$127,840,909.09
SOCIÈTÈ GÈNÈRALE, TOKYO BRANCH	$127,840,909.09
STANDARD CHARTERED BANK, TOKYO BRANCH	$127,840,909.09
WELLS FARGO BANK, NATIONAL ASSOCIATION (ACTING THROUGH ITS SINGAPORE BRANCH)	$127,840,909.09
THE BANK OF NEW YORK MELLON, TOKYO BRANCH	$127,840,909.10
AGGREGATE COMMITMENTS	$7,500,000,000

CONFORMED COPY

SCHEDULE II

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICE

BORROWER:

Takeda Pharmaceutical Company Limited

Corporate Finance Department

12-10, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668 Japan

Attention: Chief Financial Officer

Telephone: 03-3278-2284

Facsimile: 03-3278-2198

cc:

Takeda Pharmaceutical Company Limited

One Takeda Parkway

Deerfield, IL 60015

Attention: General Counsel

Facsimile No.: (224) 554-7831

CONFORMED COPY

ADMINISTRATIVE AGENT:

In the case of requests for Borrowings and other notices

JPMorgan Chase Bank, N.A.

Tokyo Building

7-3, Marunouchi 2-chome, Chiyoda-ku,

Tokyo 100-6432

Attention: Loan Agency Tokyo Branch

Facsimile: +81-3-6388-2534

E-Mail: loan.agency.tokyo.branch@jpmorgan.com

CONFORMED COPY

EXHIBIT A

FORM OF NOTICE OF BORROWING

JPMorgan Chase Bank, N.A.,

as Administrative Agent

JPMorgan Chase Bank, N.A.

Tokyo Building

7-3, Marunouchi 2-chome, Chiyoda-ku,

Tokyo 100-6432

Attention: Loan Agency Tokyo Branch

Facsimile: +81-3-6388-2534

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Term Loan Credit Agreement dated as of June 8, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Takeda Pharmaceutical Company Limited (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes a Notice of Borrowing and the Borrower hereby requests an Advance under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Advance requested hereby:

1.	Principal amount of Advance:

2.	Date of Advance (which is a Business Day):

3.	Currency of Advance:

4.	[Interest Period1]

5.	Location and number of the Borrower’s account to which proceeds of Advance are to be disbursed:

I, [            ], hereby certify that I am the duly elected, qualified and acting [            ] of the Borrower, and that, as such, I am authorized to execute and deliver this certificate on behalf of the Borrower. I further certify that, as of the date hereof, (x) no Certain Funds Default is continuing or would result from the borrowing requested herein and (y) all the Certain Funds Representations are true, or, if a Certain Funds Representation does not include a materiality construct, true in all material respects.

[Signature Page Follows]

[1]	Applicable only in case of a Eurocurrency Rate Advance; if included, must comply with the definition of “Interest Period” and end not later than the Maturity Date.

CONFORMED COPY

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed and delivered as of the date first above written.

Very truly yours,

TAKEDA PHARMACEUTICAL COMPANY LIMITED, as the Borrower

By:
Name:
Title:

CONFORMED COPY

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate of [identify Lender]2]

3.	Borrower:	Takeda Pharmaceutical Company Limited

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement dated as of June 8, 2018 among Takeda Pharmaceutical Company Limited, as borrower, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

[2]	Select as applicable.

CONFORMED COPY

Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/Advances[3]
[$/€]	[$/€]	%
[$/€]	[$/€]	%
[$/€]	[$/€]	%

Assignment Date:                                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including U.S. Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

[Consented to:]5

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:
Name:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit B-2

CONFORMED COPY

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger or any other Lender and their respective Related Parties, and (vi) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) makes for itself as of the date hereof rather than the Effective Date, the representation and warranty concerning each Lender set forth in Section 9.18 of the Credit Agreement and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption

Exhibit B-3

CONFORMED COPY

of the terms of this Assignment and Acceptance by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B-4

CONFORMED COPY

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A.

Tokyo Building

7-3, Marunouchi 2-chome, Chiyoda-ku,

Tokyo 100-6432

Attention: Loan Agency Tokyo Branch

Facsimile: +81-3-6388-2534

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Term Loan Credit Agreement dated as of June 8, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Takeda Pharmaceutical Company Limited (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned is the [Chief Executive Officer / Chief Financial Officer / Treasurer] of the Borrower (the “Authorized Officer”) and, as such, the undersigned is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the Borrower in accordance with Section 5.01(i)(iii) of the Credit Agreement. The Authorized Officer hereby certifies as follows, in his/her capacity as an officer of the Borrower and not in his/her individual capacity:

1.

I have reviewed the terms of the Credit Agreement and I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Consolidated Group during the accounting period covered by the financial statements attached hereto as Annex I [for quarterly financial statements add: and such financial statements have been prepared in accordance with IFRS (subject to the absence of footnotes and year end audit adjustments); [and]

2.

The examinations described in paragraph 1 did not disclose[, except as set forth below], and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate; [and]

a.	[Please specify in reasonable detail each condition or event which constitutes a Default or Event of Default and any action taken or proposed to be taken with respect thereto]; [and]

3.

[The Borrower is in compliance with the Consolidated Net Debt to Consolidated EBITDA covenant contained in Section 5.03 of the Credit Agreement as shown in the calculations attached hereto as Annex II.]

CONFORMED COPY

ANNEX I

FINANCIAL STATEMENTS FOR PERIOD ENDING [             ]

[To be attached.]

ANNEX II

Exhibit C-2

CONFORMED COPY

CALCULATION OF CONSOLIDATED NET DEBT TO CONSOLIDATED EBITDA RATIO

[To be attached.]

Exhibit C-3